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                           KIRKPATRICK & LOCKHART LLP
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                         1800 MASSACHUSETTS AVENUE, N.W.
                                    2ND FLOOR
                           WASHINGTON, D.C. 20036-1800

                            TELEPHONE (202) 778-9000
                            FACSIMILE (202) 778-9100


                                  July 15, 1999


VIA EDGAR
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Legg Mason Global Trust, Inc.
100 Light Street
Baltimore, Maryland 21202


Ladies and Gentlemen:

      We have acted as counsel to Legg Mason Global Trust, Inc. (the "Company"), a Maryland corporation, and Legg Mason International Equity Trust (the "Fund"), a series thereof, in connection with Post-Effective Amendment No. 17 ("PEA") to the Company's Registration Statement on Form N-1A (File No. 033-56672) relating to the issuance and sale of Shares of the Fund. You have requested our opinion with respect to the matters set forth below.

      In this opinion letter, the term "Shares" refers to the Class A, Primary Class and Navigator Class shares of common stock of the Fund that may be issued during the time that the PEA is effective and has not been superseded by another post-effective amendment.

      In connection with rendering the opinion set forth below, we have examined copies, believed by us to be genuine, of the Company's Articles of Incorporation, dated December 31, 1992, as supplemented November 4, 1994 and February 15, 1996, and amended April 11, 1995, June 6, 1996 and June 30, 1999, and Bylaws, dated December 31, 1992, and such other documents relating to its organization and operation as we have deemed relevant to our opinion, as set forth herein. Our opinion is limited to the laws and facts in existence on the date hereof, and it is further limited to the laws (other than the conflict of law rules) of the State of Maryland that in our experience are normally applicable to the issuance of shares by corporations and to the Securities Act of 1933, as amended (the "1933 Act"), the Investment Company Act of 1940, as amended (the "1940 Act") and the rules and regulations of the Securities and Exchange Commission ("SEC") thereunder.

      Based on the foregoing, it is our opinion that as of the date hereof the Shares, when sold in accordance with the terms contemplated by the PEA, including receipt by the Company of full payment for the Shares and compliance with the 1933 Act and the 1940 Act, will have been validly issued and will be fully paid and non-assessable.

Legg Mason Global Trust, Inc.
July 15, 1999
Page 2


      We are furnishing this opinion letter to you solely in connection with the issuance of the Shares. You may not rely on this opinion letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose, without specific prior written consent.

      The foregoing opinion is rendered as of the date of this letter, except as otherwise indicated. We assume no obligation to update or supplement our opinion to reflect any changes of law or fact that may occur.

      We hereby consent to this opinion accompanying the PEA when it is filed with the SEC and to the reference to our firm in the statement of additional information that is being filed as part of such PEA.

                                             Very truly yours,

                                             KIRKPATRICK & LOCKHART LLP



                                             By: /s/ Arthur J. Brown
                                                ---------------------
                                                 Arthur J. Brown